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                                                                    EXHIBIT 10.2

                                   LENDINGTREE

                               www.lendingtree.com

November 26, 1999

Mr. Thomas J. Reddin
837 Brookhaven Springs Court
Atlanta, GA 30342

         RE:      Written Offer of Employment

Dear Tom:

LendingTree, Inc. (the "Company") would like to extend you an offer of employment as Chief Marketing Officer of our Company. You acknowledge that you will be an at-will employee of the Company subject to the Company's normal employment policies.

Your anticipated start date will be December 10, 1999. You will report to Douglas Lebda in his capacity as Chief Executive Officer. The Company fully expects to maintain this reporting structure for at least one year. This position will be located in LendingTree's corporate offices in Charlotte, NC with travel to other areas as necessary.

The Company irrevocably promises and agrees that your compensation package will be as follows:

- A base salary of $200,000 per year as Chief Marketing Officer or such other position with comparable job title, duties, and responsibility to which you may be assigned.

- You will receive a one-time $65,000 signing bonus payable on the first day of employment.

- During your first year of employment, you will receive a $70,000 annual bonus, paid at a rate of $17,500 quarterly within 30 days of the quarter's end, beginning March 31, 2000. Bonuses, if any, for subsequent years will be incentive based and range from 0 to 50% of your base salary.
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-        You will receive upon commencement of employment Incentive Stock
         Options to purchase 225,000 shares of LendingTree common stock at an exercise price of $7 per share. These options (granted under the Company's 1999 Employee Stock Option Plan) will vest evenly over a four-year period in the amount of 56,250 shares per annum on each of your first, second, third, and fourth employment anniversaries. Should the Company's stock split during this period, the number of options offered shall be increased proportionally. These options will expire if not exercised within ten years of vesting or if upon your voluntary termination of employment you fail to exercise any vested option within 90 days of said termination or such other time specified in the Employee Stock Option Plan, if longer.

- You will be covered under the Company's Directors and Officers liability insurance policy and any other such indemnification provided under the Company's Bylaws and Articles of Incorporation.

- The Company will provide you health care coverage according to its standard offering to employees for health care. The present offering provides for the payment of 100% of the premiums for you and your family under our Blue Cross/Blue Shield PPO plan. There is a 30-day waiting period from the start of your employment, however the Company will reimburse you for any COBRA continuation during those 30 days.

- You are eligible for fifteen days of paid vacation per annum, the timing of which is subject to your Manager's approval.

- The Company will reimburse you up to $2,500 per month for all reasonable and documented living expenses associated with traveling from Atlanta, Georgia to corporate offices in Charlotte, North Carolina, through March 30, 2000, at which time you will be required to relocate to Charlotte. These expenses include airfare, lodging, and personal use of a vehicle. (This amount does not include the cost of travel to locations other than your home and Charlotte for the purpose of conducting company business, for which the company will also reimburse you).

- LendingTree, Inc. will pay for reasonable and documented expenses related to your relocation to Charlotte, NC, including all closing costs and real estate agency commissions involved with the sale of your current residence. Such expenses must be approved by LendingTree in advance, and the Company

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         will provide the moving agency. Within the first year of your employment, should you voluntarily terminate your employment, you agree to reimburse the company for all expenses the Company incurred relating to your relocation and will be required to sign an interest-free promissory note stating such upon your start of employment.

- Should you voluntarily terminate your employment or if you are terminated for "Cause" as defined in the paragraph immediately following, you will not receive the severance benefits in the paragraph immediately following.

- Regardless of your at-will status, should your employment be terminated by the Company for reasons other than "Cause," herein defined as "(a) your conviction, or the entry of a pleading of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony, or (b) unethical business activity to include fraud, embezzlement or the unlawful misappropriation or theft of Company assets," the Company irrevocably promises and agrees to pay you severance as follows:

         (i) You will continue to receive, for up to one year or until you take another full-time job, whichever comes first: (a) your first year's bonus, and (b) compensation based on your base salary in effect at the time of termination, payable bimonthly. However, if you secure other employment within one year of your termination for which your base salary, bonus or wages is less than your base salary at the time of termination, the Company will pay you (for the remainder of the one year period) an amount equal to the difference between the base salary, bonus and wages from your new employer and your base salary as of the date of your termination from the LendingTree. If your employment terminates after your first anniversary of employment, you will receive only the severance compensation described above in (i)(b) for up to one year but shall have no further bonus entitlement as described above in (i)(a).

         (ii) If your employment is terminated by the Company for a reason other than "Cause" prior to your first anniversary date, you will still be entitled to options that would have otherwise vested on that date. If your employment is terminated by the Company for a reason other than "Cause" after your first anniversary date, you will be entitled to a pro rata number of options based on the number of months you have

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                  worked in the year of your termination before your next
                  anniversary date (e.g., 6 months worked equates to a right to 50% of the shares of stock that would have otherwise vested on your anniversary date if you had remained an employee). A partial month's service shall be rounded up to an additional month in calculating your pro rata entitlement. No vested options shall be forfeited by you as a result of your termination by the Company or for any other reason, except your failure to exercise any vested option within 90 days thereafter or such other time specified in the Employee Stock Option Plan, if longer. In addition, if any options granted hereunder do not vest immediately for any reason you shall have at least 90 days from the date on which those options vest in which to exercise those options. The Company represents and acknowledges that this provision does not violate the Employee Stock Option Plan and takes priority over any provision in the Plan to the contrary, if any.

- Upon the termination of your employment (regardless of the date, cause or manner of such termination), you (or in the event of your death, your personal representatives, heirs, legatees, successors and assigns) shall turn over and return to the Lending Tree all property whatsoever of the Company or its Customers in or under your possession or control, including without limitation all Confidential Information and LendingTree property. Any and all compensation due you at the time of such termination may be withheld by LendingTree pending receipt of such property, and you hereby expressly authorize such unilateral action by LendingTree.

- You agree that you will not, during or after your employment for a period of five years (i) use any Confidential Information (as defined below), except in the performance of your services hereunder, (ii) except in the performance of your services hereunder reveal or disclose any such Confidential Information to any person, firm, corporation or other entity outside the Company, or (iii) except in the performance of your services hereunder, remove or aid in the removal from the premises of the Company any such Confidential Information or any material which relates thereto.

         "Confidential Information" means any information which: (i) is, or is designed to be, used in the business of the LendingTree, or a Customer or Vendor, (ii) is private or confidential and derives independent actual or potential commercial value from not being generally known or available to

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         the public, and (iii) gives the LendingTree or a Customer or Vendor an opportunity to obtain an advantage over competitors who do not know or use such information, and shall include, but shall not be limited to the Company's trade secrets as defined by N.C. Gen. Stat.
         Section 66-152(l), financial statements and projections, expansion proposals, customer lists, and details of its Internet web site or business relationships with banks, lenders and other parties not otherwise publicly available.

         "Customer" means any person or entity (i) who was or is a customer or client of LendingTree during your employment, and (ii) with whom you had dealings in the course of your employment with the Company hereunder, at any time during the twelve (12) month period immediately preceding the date of termination of your employment.

         "Vendor" means any person or entity (i) who was or is a lending institution or client of the LendingTree during your employment, and
         (ii) with whom you had dealings in the course of your employment with the Company hereunder, at any time during the twelve (12) month period immediately preceding the date of termination of your employment.

- If the Company terminates your employment for reasons other than "Cause" before the first anniversary of your employment, you will not be bound by the provisions of the paragraph immediately following.

- You agree and covenant that during the term of your employment hereunder and for a period of one (1) year [twelve (12) full calendar months] following the effective date of the termination of your employment, regardless of the date, cause or manner of such termination, except as provided in the above paragraph, without the advance written consent of LendingTree and other than in conjunction with services rendered by you, directly or indirectly, for you or as agent, employee, consultant, owner, partner, member, stockholder or otherwise of others, you will not:

                  (i) engage in any business involving internet based or company intranet based loan origination or loan brokerage services or any other line of business that is engaged in by the Company (or with respect to which the Company has made significant preparations to engage) as of the date of such termination of employment;

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                  (ii)     call upon or in any manner contact any Customer or
                           Vendor located in the Restricted Territory (as defined below) for the purpose of marketing and/or selling or providing to such Customer products or services the same as, or similar in nature to, the Products (as defined below) of Lending Tree;

                  (iii) accept a Customer or Vendor located in the Restricted Territory as a customer or vendor for such purposes; or

                  (iv) otherwise interfere with any business relationship between a Customer or Vendor located in the Restricted Territory and LendingTree, or assist another in taking such action.

- You agree and covenant that during the term of your employment hereunder and for a period of one (1) year [twelve (12) full calendar months] following the effective date of the termination of your employment, regardless of the date, cause or manner of such termination, you will not, without the advance written consent of the LendingTree and other than in conjunction with services rendered by you, directly or indirectly, for you or as agent, employee, consultant, owner, partner, member, stockholder or otherwise of others, you will not attempt to induce, hire or otherwise employ or retain, or knowingly permit (to the extent reasonable and within your control) any other entity or business which employs you or in which you have any ownership interest or are otherwise involved to attempt to induce, hire or otherwise employ or retain, any person who was employed by the Company as of the date of your termination.

         "Products" means products or services offered by LendingTree at any time during the term of your employment.

         "Restricted Territory" means the following:

                  (i) any city or county, including Charlotte, Mecklenburg County, within which you have provided services or had Customer or Vendor contacts for LendingTree hereunder within one year preceding your termination;

                  (ii) any state, including North Carolina, within which you have provided services or had Customer or Vendor contacts for

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                           LendingTree hereunder within one year preceding your
                           termination; and

                  (iii) all other States of the United States of America within which you have provided services or had Customer or Vendor contacts for LendingTree hereunder within one year preceding your termination.

         You agree that the Restricted Territory is reasonable in scope given the real and potential competition encountered by LendingTree and reasonably expected to be encountered by LendingTree and the fact that Vendors and Customers are located throughout the United States.

- You agree that you will promptly, from time to time, fully inform, disclose and assign to LendingTree all inventions, designs, documents, marks, names, improvements, discoveries and trade secrets which pertain or relate to the business of LendingTree, or any business incidental or related thereto, and which in whole or in part are derived from or are the result of your work with LendingTree, that you shall conceive, make or come into possession of during your period of employment with LendingTree under this letter agreement. LendingTree may, at its own expense, prepare and prosecute applications for copyrights, trademarks, service marks, trade names or letters patent, or may take other actions that it deems necessary or appropriate to protect its rights, with respect to the aforementioned items. Simultaneously with the preparation of such applications, or the taking of such other protective actions, you shall execute such applications and assign them to LendingTree and shall cooperate with LendingTree in any such other protective actions, and you shall thereafter, from time to time, as required, execute all further papers pertaining to said inventions, designs, documents, marks, names, improvements, discoveries, trade secrets, applications and protective actions and shall otherwise cooperate with LendingTree in enforcing and protecting the rights and position of LendingTree hereunder.

- You and LendingTree agree that any claim or controversy that arises out of or relates to your employment, or the breach of the terms of this letter agreement, will be settled by arbitration, utilizing procedures followed by the American Arbitration Association in Charlotte, North Carolina. Judgment upon award rendered in arbitration may be entered in any Federal Court in North Carolina possessing jurisdiction of arbitration awards.

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We are excited to have you as a member of our team and know you will find the work challenging, exciting, and most rewarding.

Sincerely,

Douglas R. Lebda
Chief Executive Officer

Accepted:

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Thomas J. Reddin                                     Date








               LENDINGTREE, INC. IS AN EQUAL OPPORTUNITY EMPLOYER.

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